                                                                    EXHIBIT 10.4

                                    EXHIBIT D

                                 PROMISSORY NOTE

PRINCIPAL AMOUNT:  $80,000,000

ISSUE DATE:  [_________], 2004

MATURITY DATE (SUBJECT TO EXTENSION):  [_________], 2014

      FOR VALUE RECEIVED, FFS HOLDINGS, INC., a Delaware corporation (the "Company") with its principal executive office at [ ], promises to pay HILLENBRAND INDUSTRIES, INC. (the "Holder"), an Indiana corporation having its principal executive office at 700 State Route 46 East, Batesville, IN 47006-8835, the principal amount of EIGHTY MILLION DOLLARS ($80,000,000.00), together with interest on the unpaid balance of principal and interest accrued thereon from time to time outstanding, determined and paid in the manner hereinafter set forth in this Promissory Note (the "Note").

                                   ARTICLE I

                                   DEFINITIONS

      For purposes of this Note, the following terms shall have the respective meanings set forth below (such definitions to be equally applicable to both singular and plural forms of the terms herein defined):

      "Adjusted Equity" means, at any date, the amount determined in accordance with the procedures set forth in Exhibit A attached hereto.

      "Adjusted Total Debt" means, at any date, without duplication, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, excluding Indebtedness of the Company to any Subsidiary of the Company or Indebtedness of any Subsidiary of the Company to the Company or to any other Subsidiary, provided, however, that any principal amount of this Note in excess of $80,000,000, and any interest accrued on such excess, due to an increase in the principal amount of the Note pursuant to
Section 2.2(e) of the Stock Purchase Agreement, shall not be considered Indebtedness for the sole purpose of determining the Adjusted Total Debt.

      "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Bankruptcy Event" means, with respect to a specified Person:

      1. the entry of a decree or order by a court or governmental authority having jurisdiction in the premises judging such Person bankrupt or insolvent or ordering the winding up, liquidation, rehabilitation or conservation of such Person and the

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            continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

      2. the institution by such Person or by a Governmental Entity on behalf of such Person of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or consent seeking reorganization or relief under any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, rehabilitator, conservator, assignee, trustee, sequestrator (or other similar official) of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

      "Capital Stock" means, as to any corporation, limited liability company, partnership, association or other business entity, any and all shares, partnership interests, limited liability company interests, participations or other equity interests (however designated and whether or not voting or non-voting), including without limitation common and preferred equity interests, of such business entity.

      "Change of Control" means the first to occur of any of the following: (i) the Company beneficially owns less than a majority of the outstanding common stock of any of the Primary Subsidiaries; (ii) the Company (a) has sold or otherwise transferred all or substantially all of its assets or (b) permits any of the Primary Subsidiaries to transfer all or substantially all of its assets, in either case to any Person (other than the Company or a Subsidiary of the Company) as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) the Initial Holders cease to be the direct or indirect beneficial owners, collectively, of at least a majority of the total outstanding Common Stock of the Company beneficially owned (directly or indirectly) by such Initial Holders on the Issue Date; (iv) the Initial Holders, collectively, are not legally entitled or empowered (by contract or otherwise) to elect a majority of the Board of Directors of the Company; or (v) the Company is not legally entitled or empowered (by contract or otherwise), directly or indirectly, to elect, or cause to be elected, a majority of the board of directors of each Primary Subsidiary.

      "Common Stock" means the Class A common stock, par value $0.01, of the Company and the Class B common stock, par value $0.01 of the Company.

      "Company" has the meaning set forth in the introductory paragraph of this Note.

      "Debt-Equity Ratio" means, at any date, the ratio of Adjusted Total Debt to Adjusted Equity.

      "Deferred Amount" has the meaning set forth in Section 3.1(a).

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      "Deferred DSCA Funds" has the meaning assigned to such term in the Stock
Purchase Agreement.

      "Excess Refinancing Proceeds" means an amount equal to the excess, if any, of (x) the net proceeds (i.e., gross proceeds reduced by transaction fees and expenses) of any Refinancing Transaction over (y) the aggregate principal amount of any FLAC Holdings Notes repaid or retired in such Refinancing Transaction plus any fees and expenses owing to XLCA in connection with such FLAC Holdings Notes.

      "Extended Maturity Date" means the twelfth anniversary of the Issue Date.

      "Event of Default" has the meaning set forth in Section 6.1.

      "Fair Market Value" has the meaning set forth in Section 4.2(b)(i).

      "FFSB" means Forethought Federal Savings Bank.

      "FLAC Holdings Notes" means collectively, the Series A FLAC Holdings Notes and the Series B FLAC Holdings Notes.

      "FLIC" means Forethought Life Insurance Company and its successors.

      "GAAP" means generally accepted accounting principles consistently applied.

      "Governmental Entity" means each foreign, federal, state, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, or department thereof).

      "Holder" has the meaning set forth in the introductory paragraph of this Note.

      "Indebtedness" of any Person means any of the following without duplication: (a) obligations created, issued or incurred by such Person for borrowed money including without limitation, loans, notes, debentures, surplus notes and capital notes; (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services determined in accordance with GAAP or SAP, as applicable, other than (i) trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and (ii) compensation, pension obligations and other obligations arising from employee benefit and other similar employee-related arrangements; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (including fees and charges) of such Person in respect of letters of credit or similar instruments or facilities issued or accepted by banks and other financial institutions for account of such Person except to the extent collateralized by cash or cash equivalents; (e) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on the balance sheet of such Person under GAAP or SAP, as applicable, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP or SAP, as applicable; (f) Indebtedness of others guaranteed by such Person; (g) obligations under Interest Swap and

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Hedging Obligations to the extent that such obligations are treated as
Indebtedness under GAAP or SAP, as applicable; and (h) the liquidation value of any outstanding shares of Capital Stock that has a payment or liquidation preference ranking senior to the common equity interests of such Person, other than Capital Stock that may only be redeemed, repurchased or otherwise acquired by such Person after the Extended Maturity Date; provided, however, that such Capital Stock shall not be treated as Indebtedness if, prior to the issuance thereof, the Holder consents in writing to such treatment, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the following shall not be treated as Indebtedness for purposes of this definition:
(i) any Indebtedness of Forethought Financial Services, Inc. and its Subsidiaries (excluding FFSB) existing immediately prior to the First Closing, or with respect to FFSB, immediately prior to the FFSB Closing (including any refinancing of any such Indebtedness up to the principal amount thereof) and
(ii) the Deferred DSCA Funds.

      "Insurance Subsidiary" means any Subsidiary of the Company that is engaged in the business of life insurance (including "pre-need" business).

      "Initial Holders" means the initial holders of Common Stock as of the Issue Date and their Permitted Transferees. In the case of the initial shareholder of the Class B Common Stock, the first transferee of such stock and its Permitted Transferees will be deemed an Initial Holder.

      "Initial Public Offering" means the consummation of a public offering of Capital Stock of the Company pursuant to a registration statement filed under the Securities Act of 1933, as amended, in which the net offering proceeds of such public offering exceed $75,000,000.

      "Interest Swap and Hedging Obligations" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against changes in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

      "Lien" has the meaning set forth in Section 4.2(c).

      "LifeCo" means a life insurance company domiciled in Texas and a wholly owned Subsidiary of the Company.

      "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

      "Material Holders" means (a) each of the following Persons for so long as he or she continues to beneficially own, directly or indirectly, any Common Stock of the Company: Mr. Robert Devlin, Mr. Rodney A. Hawes, Jr., Mr. Douglas Schair and Mr. Michael Poulos, and (b) any Person (other than Holder or any of its Affiliates) that beneficially owns, directly or indirectly, more than 15% of the total number of issued and outstanding shares of Common Stock of the Company (other than Mr. William R. Berkley or W.R. Berkley Corporation);

provided, however, that any Person identified in clause (b) may, with the consent of Holder (which consent shall not be unreasonably withheld or delayed), make or continue to hold any Pre-Need Investment.

      "Material Subsidiaries" means FLAC Holdings, LLC, Forethought Life Assurance Company, LifeCo, Forethought Life Insurance Company, Arkansas National Life Insurance Company, Forethought Federal Savings Bank (from and after the date acquired) and any successors thereto and, as of any date, any Subsidiary of the Company whose total assets, as such total assets would appear on a balance sheet of such Subsidiary prepared as of any such date in accordance with GAAP, is at least $50,000,000.

      "Maturity Date" means the tenth anniversary of the Issue Date, subject to extension as provided herein.

      "Note" has the meaning set forth in the introductory paragraph of this Note.

      "notice" has the meaning set forth in Section 8.6.

      "Payment Restrictions" has the meaning set forth in Section 3.1(a).

      "Permitted Transferees" means (A) with respect to any Person who is an individual (x) such Person's estate and any ancestor, descendant or spouse of such Person, or trust, family limited partnership or family limited liability company for the benefit of such Person or such Person's spouse, ancestors or descendants, or (y) any entity in which such Person, or Persons which have a relationship to such Person set forth in (x) above, directly or indirectly, collectively controls and owns a majority of the voting Capital Stock of such entity, (B) with respect to any Person that is a trust, any Person who has, or any group of Persons who collectively have, a substantial beneficial interest in such trust, and (C) with respect to any Person that is not an individual or a trust, such Person's Affiliate.

      "Person" means any individual, corporation, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or governmental entity (or any agency, instrumentality or political subdivision thereof).

      "Pre-Need Entity" has the meaning set forth in Section 6.1(k).

      "Pre-Need Investment" has the meaning set forth in Section 6.1(k).

      "Prepayment Date" has the meaning set forth in Section 2.3(d).

      "Primary Subsidiaries" means FLAC Holdings, LLC, Forethought Life Assurance Company, LifeCo, Forethought Life Insurance Company, and their successors.

      "Pro Forma Debt-Equity Ratio" means as of any date, the Debt Equity Ratio at such date adjusted to reflect the proposed transaction required to give pro forma effect hereunder determined by reference to the most recent month-end for which a balance sheet of the Company is available, adjusted pro forma to give effect to such transaction.

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      "RBC Ratio" means the risk based capital ratio specified as the Company
Action Level Risk Based Capital Ratio by the applicable Governmental Entities charged with the supervision of the Insurance Subsidiaries.

      "Refinancing Prepayment" has the meaning set forth in Section 2.3(c).

      "Refinancing Transaction" means (i) any issuance or incurrence by the Company or any its Subsidiaries of Indebtedness or (ii) any issuance or sale of Capital Stock by the Company or any of its Subsidiaries, in each of clauses (i) or (ii) above, the net proceeds (i.e., gross proceeds reduced by transaction fees and expenses) of which are used to repay or retire in whole or in part the Series A FLAC Holdings Notes (to the extent outstanding) or Series B FLAC Holdings Notes, in each case prior to the scheduled maturity date applicable thereto.

      "Restricted Payment" means with respect to any Person (A) any dividend or other distribution on or in respect of any shares of such Person's Capital Stock (other than Seller Preferred Stock), excluding a distribution of such Person's Capital Stock or rights to acquire such Person's Capital Stock to the holders of such Person's Capital Stock, (B) any payment on account of the purchase, redemption, retirement or other acquisition of (x) any shares of such Person's Capital Stock (other than Seller Preferred Stock) or (y) any option, warrant or other right to acquire shares of such Person's Capital Stock (other than Seller Preferred Stock), (C) any payments to any holder of Capital Stock of such Person or to any Affiliate of such holder in respect of management or consulting fees or similar arrangements or investment banking advisory fees or similar arrangements, except that any payment enumerated in Sections 4.2(e)(i), 4.2(e)(ii) and 4.2(e)(iii) shall not constitute a Restricted Payment or (D) any payments to any Material Holder or his Permitted Transferees in respect of the purchase or sale of property in excess of $10,000 in one transaction or series of related transactions. Notwithstanding the foregoing, the declaration, distribution or payment of a dividend by any Subsidiary of such Person that provides for any payment of the Unpaid Amount, Deferred DSCA Funds or Seller Preferred Stock shall not constitute a Restricted Payment.

      "SAP" means the applicable accounting practices prescribed or permitted by the applicable insurance regulator for purposes of financial reporting consistently applied.

      "Securitization Documents" means the agreements and documents under which XLCA has any rights or interests in connection with the Securitization Financing including, without limitation, the indenture related to the FLAC Holdings Notes, the XLCA Policies, collateral agreements and swap agreements relating to interest rate hedges.

      "Securitization Financing" means the transaction in which the Company has issued the FLAC Holdings Notes.

      "Series A FLAC Holdings Notes" means the $[__________] principal amount of secured notes due [____] of FLAC Holdings, LLC issued on [______], 2004.

      "Series B FLAC Holdings Notes" means the $[__________] principal amount of secured notes due [____] of FLAC Holdings, LLC issued on [______], 2004.

      "Stock Pledge Agreement" means the Stock Pledge Agreement between the Company and the Holder, dated [_____], 2004.

      "Seller Preferred Stock" means the Series A Cumulative Redeemable Preferred Stock of the Company initially issued to the Holder.

      "Stock Purchase Agreement" means the Stock Purchase Agreement between FFS Holdings, Inc. and Hillenbrand Industries, Inc., dated February 12, 2004.

      "Subsidiary" has the meaning ascribed to the term "Subsidiary" under Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Transaction Value" means the total proceeds and other consideration paid or received or to be paid or received in connection with a merger, acquisition, divestiture or similar transaction (including by means of a reinsurance transaction) (which consideration shall be deemed to include amounts in escrow), including, without limitation: (i) cash, (ii) notes, securities and other property, (iii) indebtedness assumed, (iv) payments made in installments, (v) contingent payments relating to future earnings or operations and (vi) if the transaction involves the disposition of assets, the net value of current assets sold. For the purpose of this definition, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices for the five trading days prior to the closing of the transaction and (ii) any other non-cash consideration shall be valued at the fair market thereof as determined in good faith by the Company's Board of Directors.

      "Unpaid Amount" means, on any date, the unpaid principal amount of this Note, together with any interest accrued hereon compounded as provided herein (which for the avoidance of doubt includes interest on accrued interest).

      "Warrant" means the warrant, initially issued to the Holder, to purchase the Common Stock.

      "XLCA" means XL Capital Assurance Inc.

      "XLCA Policies" mean the insurance policies issued by XLCA insuring (i) the payment obligations of FLAC Holdings, LLC under the FLAC Holdings Notes and the indenture governing the FLAC Holdings Notes and (ii) certain payments owing by FLAC Holdings with respect to interest rate swaps or hedges.

                                   ARTICLE II

                                    PAYMENTS

      SECTION 2.1. Interest Payments. Interest on this Note shall accrue on the Unpaid Amount from the date hereof at a rate per annum computed in accordance with Section 2.2.

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      SECTION 2.2. Computation of Interest.

      (a) Base Interest Rate. Interest on this Note shall accrue on the Unpaid Amount at the following rates for the periods indicated:

            (i) 6% per annum from the Issue Date to but not including the fifth anniversary of the Issue Date;

            (ii) 8% per annum from the fifth anniversary of the Issue Date to but not including the seventh anniversary of the Issue Date;

            (iii) 10% per annum from the seventh anniversary of the Issue Date to but not including the Maturity Date; and

            (iv) 12% per annum from the Maturity Date to the date the Note is paid in full.

      (b) Notwithstanding the provisions of (a) above, the rate of interest for the periods indicated in subsection (a) above is subject to increase in accordance with Section 6.1.

      (c) Interest shall be calculated on the basis of a year consisting of 365 days, and shall be compounded semiannually.

      SECTION 2.3. Repayments.

      (a) The Unpaid Amount may be prepaid, in whole or in part, without penalty, at the option of the Company, at any time upon five days' prior written notice to the Holder.

      (b) Subject to Article III, the entire Unpaid Amount and all other obligations under this Note shall become and be immediately due and payable on the earliest to occur of the following: (i) the closing date of the Initial Public Offering; (ii) the effective date of a Change of Control; (iii) the Maturity Date; or (iv) the date on which the Holder declares the Unpaid Amount due and payable or the Unpaid Amount becomes due and payable as provided in
Section 6.2 or Section 6.3.

      (c) In the event that a Refinancing Transaction shall be consummated that results in Excess Refinancing Proceeds equal to or greater than $20,000,000 then, subject to Article III, the Company shall make a prepayment in an amount equal to 50% of such Excess Refinancing Proceeds (the "Refinancing Prepayment"), which amount shall forthwith be due and payable to Holder. The Company shall deliver to the Holder a certificate of its Chief Financial Officer within ten days after a Refinancing Transaction and which certificate shall set forth the amount, if any, of the Refinancing Prepayment.

      (d) Subject to Article III, there shall be due and payable the sum of $10,000,000 per year commencing on the sixth anniversary of the Issue Date and continuing on each anniversary of the Issue Date thereafter until the Maturity Date (each such date, a "Prepayment Date").

      (e) Any payment hereunder shall be applied first, to accrued interest on the Note and second, to the reduction of unpaid principal; provided, however, that if there is any Deferred Amount outstanding, any payment hereunder shall be applied first to such Deferred Amount.

      SECTION 2.4. Payment Procedure. All payments hereunder are to be made in lawful money of the United States of America by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to the Holder's account or other account or accounts in the United States as the Holder may designate in writing.

      SECTION 2.5. Payments Due on Non-Business Days. Anything in this Note to the contrary notwithstanding, any payment of principal or interest on this Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall not be included in the computation of the interest payable on such Business Day.

      SECTION 2.6. Set-Off. (a) The Company shall have no right to set off or recoupment or apply any amounts due to the Holder or its Affiliates under this Note against any payment obligation of the Holder or its Affiliates to the Company or its Affiliates arising under or based upon the Stock Purchase Agreement or the transaction documents contemplated thereby.

      (b) With respect to any indemnification payment that the Holder is entitled to elect to offset pursuant to Section 9.5 of the Stock Purchase Agreement, the Holder may by notice to the Company, make such indemnification payment to the Company or its Affiliates under Articles IX or X of the Stock Purchase Agreement, by applying it on a dollar for dollar basis, first, against any then-outstanding Deferred Amount and, next, against the next succeeding payment to become due under this Note (including any prepayment).

                                  ARTICLE III

                    PAYMENT RESTRICTIONS AND DEFERRED AMOUNT

      SECTION 3.1. Payment Restrictions.

      (a) The Holder acknowledges and agrees that any payment due under Article II (other than under Section 2.3(b)(i) and Section 2.3(b)(ii)) (except as provided below)) may be deferred to a later date (but in no event beyond the Extended Maturity Date) to the extent that, and only to the extent that, (i) the Company does not have sufficient funds on hand (after payment of, or reasonable provision for, the Company's liabilities (other than liabilities incurred in violation of any provision in this Note or coming due after more than one year) and ordinary course obligations (including ordinary course administrative, management and similar expenses)) to provide for such payments (in whole or in part) and (ii) the Company's Subsidiaries cannot declare or pay dividends or distributions to the Company in an amount sufficient to provide for such payment (or portion thereof) solely by reason of (w) restrictions imposed by applicable laws (x) restrictive covenants or similar limitations or restrictions governing the FLAC Holdings Notes on the date of the issuance thereof, (y) restrictive covenants or similar limitations or restrictions applicable to assets acquired after the Issue Date, the stock of entities acquired, formed or organized after the Issue Date or organized to hold assets acquired after the Issue Date (other than restrictive covenants or similar limitations or restrictions applicable to the assets, revenues or other property directly held by FLIC) or (z) in the case of an Insurance Subsidiary, payments due hereunder would result in an RBC Ratio of less than 2.0 to 1.0 (clauses (i) and (ii) above collectively referred to as the "Payment Restrictions"). Any Unpaid Amount, the payment of which is deferred to a later date under this Section 3.1 (including, for the avoidance of doubt, any previously deferred Unpaid Amount) is collectively referred to herein as a "Deferred Amount." The foregoing notwithstanding, any payment due under Article II hereof by reason of a Change of Control caused by an event described in clause (ii)(b) of the definition of Change of Control is subject to extension under this Article III.

      (b) The Company agrees that on or prior to the Maturity Date or any Prepayment Date in which any payments or portions of payments due hereunder are anticipated to be deferred in accordance with Section 3.1(a) above, the Company will provide to the Holder (i) reasonably detailed financial information evidencing the insufficiency of funds on hand to provide for such payments, which calculations shall be reasonably satisfactory to the Holder and (ii) an officer's certificate, duly executed by the Chief Financial Officer of the Company, certifying that the Company has met the requirements to defer such payments in accordance with this Section 3.1.

      (c) Subject to Section 3.1(a) hereof, the Company agrees that it will cause its Subsidiaries to (i) declare and pay the maximum lawful ordinary dividends and distributions (including causing such Subsidiaries to make timely application to the proper state insurance departments) and (ii) repay all intercompany accounts due and owing to the Company in accordance with their terms, in each case as necessary to provide for the payment of the Unpaid Amount when due or as deferred, subject only to Payment Restrictions. The Company further acknowledges and agrees that in the event that a Payment Restriction results in a Deferred Amount, the Company is not relieved from its obligations to pay all sums due hereunder in full.

      SECTION 3.2. Payment of Deferred Amount. Not later than 10 days after the last day of each quarter, the Company shall pay any portion of the Deferred Amount outstanding as of the end of such quarter to the extent that Section 3.1(a) does not permit any such portion to continue to be deferred. The Company shall also deliver on each such date an officer's certificate, executed by the Chief Financial Officer of the Company, certifying that such payment constitutes the maximum amount that is available for payment of the Deferred Amount on such date in accordance with the terms of this Note. Notwithstanding the foregoing, any unpaid Deferred Amount shall be paid in full not later than the Extended Maturity Date.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

      SECTION 4.1. Affirmative Covenants. In addition to the covenants and agreements of the Company set forth in Article II and Article III hereof, the Company covenants and agrees that, so long as this Note is outstanding, it will perform and will cause each of its Subsidiaries to perform the obligations set forth in this Section 4.1.

      (a) Taxes, Levies and Other Charges. The Company will, and will cause each of its Subsidiaries to, promptly pay and discharge in the manner prescribed by law all taxes, assessments, and governmental charges or levies (including without limitation any such amounts that the Company or any such Subsidiary is required to pay under contract) that may be assessed or levied against the Company or any such Subsidiary or upon the Company's or such Subsidiary's income and profits, or upon any of the Company's or such Subsidiary's property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof, except for such tax, assessment, charge, levy or claim that would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, the Company or such Subsidiary will not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as (i) the validity thereof shall be contested in good faith by appropriate proceedings, (ii) the Company or such Subsidiary, as the case may be, shall set aside on its books adequate reserves in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested and (iii) the Company or such Subsidiary, as the case may be, promptly pays all amounts due, if any, in the manner prescribed by law with respect to such contested items.

      (b) Maintenance of Existence; Compliance with Law. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the Company's and each of its Subsidiaries' corporate existence, rights, licenses and franchises and comply with all laws applicable to the Company or such Subsidiary, except where the failure to preserve and keep in full force and effect such corporate existence, rights, licenses and franchises would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

      (c) Books and Records. The Company will at all times keep books, records and accounts (which shall be true and correct in all material respects) reflecting the Company's business affairs and transactions in accordance with GAAP, (or in any other manner as reasonably determined by the Company). The Company will cause each of its Subsidiaries to at all times keep books, records and accounts (which shall be true and correct in all material respects) reflecting such Subsidiary's business affairs and transactions in accordance with GAAP (or in any other manner reasonably determined by the Company or such Subsidiary), except if such Subsidiary is an insurance company, the books, records and accounts shall be reflected in accordance with SAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Holder or its agents at Holder's expense.

      (d) Treatment of Note as Debt. The Company shall treat the Note as indebtedness of the Company for all purposes including, without limitation, federal, state, local or foreign tax purposes, all regulatory purposes and all financial and statutory accounting purposes.

      (e) Certain Deliveries.

            (i) Following the Issue Date, the Company will deliver to the Holder, each year, on or prior to the date on which annual statutory financial statements are required to be submitted to applicable insurance regulatory authorities, a copy of such statements.

            (ii) Following the Issue Date, the Company will deliver to the Holder, each quarter, on or prior to the date on which quarterly statutory financial statements are required to be submitted to applicable insurance regulatory authorities, a copy of such statements.

            (iii) Prior to the Company or any Subsidiary of the Company, as applicable, making any Restricted Payment or incurring any Indebtedness, the Company will deliver to the Holder an officer's certificate, duly executed by the Chief Financial Officer of the Company, certifying that the payment of such Restricted Payment will not result in a breach of
      Section 4.2(b) and Section 4.2(h), as the case may be. Such certification shall set forth the computation in reasonable detail of the Pro Forma Debt-Equity Ratio.

            (iv) The Company will deliver to the Holder any and all other material financial information (including without limitation internal financial statements, net income and cash flow analysis and other financial reports) that is provided to the Company's board of directors in its capacity as such or that is required to be delivered to XLCA under the Securitization Documents. The Company shall also notify Holder immediately of the occurrence of any "Trigger Event" or "Event of Default" under the Securitization Documents.

            (v) The Company will give prompt written notice (with a description in reasonable detail) to the Holder of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default.

      SECTION 4.2. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform, and will cause each of its Subsidiaries to perform, the obligations set forth in this Section 4.2.

      (a) Merger, etc. The Company may not consolidate with, or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or series of related transactions) to any Person or group of affiliated Persons or permit any Material Subsidiary of the Company to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a transfer of all or substantially all of the assets of the Company on a consolidated basis, to any other Person, except that:

            (i) any Material Subsidiary of the Company may merge with the Company (so long as the Company is the surviving entity in such merger) or with any other Material Subsidiary of the Company, provided that, in each case, no Event of Default exists hereunder or shall occur as a result of such merger;

            (ii) the Company may merge or consolidate with or into another Person (which Person shall become liable for this Note upon the consummation of such transaction) if (A) no Change of Control has occurred as a result of such transaction, (B) after giving pro forma effect to such merger, the Debt-Equity Ratio is less than 4.0 to 1.0 as of the date that such transaction is consummated and (C) no Event of Default exists hereunder or would result from such transaction; and

            (iii) any Material Subsidiary of the Company may merge or consolidate with or into another Person if (A) no Change of Control has occurred as a result of such transaction, (B) after giving pro forma effect to such merger, the Debt-Equity Ratio is less than 4.0 to 1.0 as of the date that such transaction is consummated and (C) no Event of Default exists hereunder or would result from such transaction.

      (b) Limitation on Restricted Payments. (i) The Company will not, directly or indirectly, (x) make any Restricted Payment or (y) permit any Subsidiary of the Company, directly or indirectly, to make any Restricted Payment of the type described in clause (C) or (D) of the definition of Restricted Payment, if: (A) at the time of such Restricted Payment, there is any Deferred Amount outstanding, (B) at the time of such Restricted Payment or after giving effect thereto, an Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred or be continuing or (C) if after giving effect to such Restricted Payment, the Pro Forma Debt-Equity Ratio would be greater than 4.0 to 1.0. Where a Restricted Payment is made in a form other than cash, the amount of such Restricted Payment shall be the Fair Market Value thereof. For purposes of this Note, "Fair Market Value" means the value of assets (other than cash) determined by the majority of the Board of Directors of the Company that reflects a value that would be obtained in a transaction made on an arm's length basis with Persons who are not an Affiliate of the Company; provided, however, the Company agrees that it will provide the Holder (x) reasonably detailed financial information and calculations to enable the Holder to verify the determination of the Fair Market Value of such asset or assets and (y) an officer's certificate, duly executed by the Chief Financial Officer of the Company, certifying, to the best of such officer's knowledge, that the Fair Market Value reflects a value that would be obtained in a transaction made on an arm's length basis with Persons who are not an Affiliate of the Company. In the event that the Holder disagrees with the determination of the Fair Market Value of an asset or assets, the parties shall refer such determination to an independent third party appraiser with nationally recognized expertise in the valuation of such assets, mutually agreeable to the Company and the Holder, whose determination shall be final and binding.

      (ii) In connection with any Restricted Payment by the Company other than a Restricted Payment of the type referred in clause (C) or (D) in the definition of "Restricted Payment," the Company shall either (x) pay to Holder an amount equal to 50% of the amount of such Restricted Payment (the "Holder RP Payment"), to be paid on the date on which such Restricted Payment is made and which shall be applied to the Unpaid Amount or (y) designate a Person that shall purchase and acquire from Holder a participation in the Note in an amount equal to the Holder RP Payment (the "Note Participation"). The Note Participation shall represent the percentage of economic entitlement to amounts payable under the Note determined by dividing the Holder RP Payment by the aggregate Unpaid Amount outstanding under the Note on the date that the Restricted Payment is made. In the event that the Company designates a Person pursuant to clause (y) to acquire the Note Participation, it shall notify Holder in writing five business days in advance of the date and time that the proposed Restricted Payment is to be made and the identity of the proposed purchaser of the Note Participation (the "Participant"), who shall be reasonably satisfactory to Holder. Holder agrees to sell the Note Participation to the Participant for an amount in cash equal to the Holder RP Payment in accordance with the form of participation agreement attached hereto as Exhibit
B. The purchase and sale of the Note Participation shall take place simultaneously with the Restricted Payment. In the event that the Participant fails to consummate the purchase of the Note Participation for any reason, the Company shall remain liable to Holder for the Holder RP Payment, which shall thereupon be paid forthwith.

      (c) Limitation on Liens. The Company will not, and will not permit FLIC to, create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment of security, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (each, a "Lien") upon the assets, revenues or other property directly held by FLIC, whether now owned or hereafter acquired, without the prior written consent of Holder (such consent not to be unreasonably withheld or delayed) except for:

            (i) Liens arising pursuant to purchase money obligations securing Indebtedness of FLIC to any seller or any other person incurred or assumed to finance all or a portion of the purchase of real or personal property to be used in the business of such person that is recourse only to such real or personal property;

            (ii) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with SAP shall have been set aside on FLIC's books;

            (iii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with SAP shall have been set aside on FLIC's books;

            (iv) Liens securing judgments which in the aggregate do not exceed $2,000,000 or which are discharged, bonded, or stayed pending appeal within 60 days of entry;

            (v) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance;

            (vi) Easements, rights of way and zoning restrictions with respect to real property that do not materially interfere with the use or operation thereof; or

            (vii) Banker's liens and right of set off arising with respect to deposits made in the ordinary course of business.

      (d) Negative Pledge of Capital Stock. The Company will not, and will not permit Lifeco or any subsidiary of Lifeco to which the Capital Stock of FLIC is transferred, to create, incur, assume or suffer to exist any Lien upon the Capital Stock of FLIC or the Capital Stock of any subsidiary of Lifeco to which the Capital Stock of FLIC is transferred, whensoever issued, except for Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's or such Subsidiary's books and the pledge of the outstanding Capital Stock of Lifeco referred to in Section 8.8.

      (e) Limitation on Transactions with Affiliates. Neither the Company nor any of its Subsidiaries will directly or indirectly enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, the purchase or sale of any security, the borrowing or lending of any money, or the rendering of any service, with any Affiliate of the Company or holder of any class of Capital Stock of the Company or any such Affiliate (in any such cases, other than a wholly-owned Subsidiary of the Company), except for transactions made in good faith, the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder or Affiliate as determined in good faith by the board of directors of the Company or such Subsidiary; provided, however, that if such transaction or series of related transactions involves aggregate payments by the Company or such Subsidiary in excess of $5,000,000, then the Company or such Subsidiary shall, prior to entering into such transaction or transactions, obtain the opinion of a nationally recognized independent valuation firm or investment bank to the effect that the transaction or series of related transactions is fair to the Company or such Subsidiary from a financial point of view; and provided, further, that this Section 4.2(e) does not apply to the following payments by the Company or a Subsidiary of the Company:

            (i) a transaction fee payable to one or more Affiliates of the Company or holders of any class of Capital Stock of the Company in an amount not to exceed $4,500,000 for financial advisory services rendered to the Company or one or more Affiliates of the Company in connection with the consummation of the transactions contemplated in the Stock Purchase Agreement (it being understood that the maximum amount of fees payable to one or more Affiliates of the Company for all services rendered in connection with the consummation of such transactions contemplated in the Stock Purchase Agreement is $4,500,000 in the aggregate).

            (ii) management fees payable to one or more Affiliates of the Company or holders of any class of Capital Stock of the Company in an amount initially not to exceed $3,000,000 in the aggregate during any one 12-month period commencing on the Issue Date, which amount shall be subject to reasonable increase to reflect the growth and size of the Company's business; provided, however, that any increase greater than 25% over the previous twelve month period's management fee shall require prior written consent of Holder (such consent not to be unreasonably withheld).

            (iii) transaction advisory fees payable (A) in connection with the consummation of mergers, acquisitions, divestures or similar transactions including by means of reinsurance, or (B) in connection with the consummation of financing or refinancing transactions by the Company or its Subsidiaries with one or more Affiliates of the Company or holders of any class of Capital Stock of the Company, in an amount with respect to each such transaction not to exceed in the aggregate 1.5% of the total

      Transaction Value; provided, that, if such Affiliates of the Company or holders of any class of Capital Stock of the Company provide investment banking services in connection with any such transaction then upon the consummation of such transactions such Affiliates shall be entitled to receive additional fees, which, together with the 1.5% transaction advisory fee, are no greater than fees customarily received by investment banking firms for the same or similar services but only to the extent the investment banking services so performed are not duplicative with other investment banking services rendered to the Company or its Subsidiaries in connection with such transaction.

      provided, however, that until the expiration of the second year after the Issue Date, the payments described in (i), (ii), and (iii) above shall not be made, if after giving effect thereto, such payment would cause the Debt-Equity Ratio to be greater than 4.0 to 1.0, unless, in the case of payments described in (iii) above, such payment is made in connection with a transaction that decreases the Debt-Equity Ratio; provided, further, if and to the extent that the maximum amount of payments otherwise permissible are not made within such two year period, such shortfall may be paid subsequent to such two year period and shall not be taken into account in determining (nor shall they be subject to) any limitation hereunder.

      (f) Limitation on Capital Stock of the Company. The Company will not redeem, repurchase or otherwise acquire any preferred stock of the Company at any time on or before the date that the Note is repaid in full. The Company will not redeem, repurchase or otherwise acquire any Series A Common Stock of the Company until five years after the Issue Date and Series B Common Stock of the Company until three years after the Issue Date.

      (g) Notice in the Event of any Modifications to the FLAC Holdings Notes. The Company will provide written notice to the Holder of any modification of any material terms or conditions under the FLAC Holdings Notes on or prior to the date that such modification becomes effective.

      (h) Limitation on Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, issue, assume, guarantee, incur, or become liable with respect to, or otherwise become responsible for, contingently or otherwise, any Indebtedness, unless at the time of such proposed action, giving effect to such incurrence of Indebtedness, the Pro Forma Debt-Equity Ratio is less than 4.0 to 1.0.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Holder as of the Issue Date as follows:

      SECTION 5.1. Organization.

      (a) Exhibit C sets forth a true, complete and correct list of all Subsidiaries of the Company.

      (b) Each of the Company and LifeCo is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and LifeCo is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect).

      (c) FLAC Holdings, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted. FLAC Holdings, LLC is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect).

      SECTION 5.2. Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary of the Company were duly authorized and validly issued and are fully paid and nonassessable, and are owned of record and beneficially by the Company, by one or more of the Subsidiaries of the Company or by the Company and one or more of the Company's Subsidiaries, free and clear of all Liens other than those granted in connection with the issuance of the FLAC Holdings Notes.

      SECTION 5.3. Authorization. The Company has taken all necessary corporate action to authorize it to execute, deliver and perform this Note and to consummate the transactions contemplated hereby. This Note has been duly executed and delivered by the Company, and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

      SECTION 5.4. Capitalization; Corporate Structure. The total consolidated capitalization of the Company and its Subsidiaries (both debt and equity), after giving effect to the transactions contemplated to be performed on and prior to such date in the Stock Purchase Agreement or the transaction documents contemplated thereby, is attached hereto as Exhibit D. Exhibit D also sets forth the corporate structure of the Company and its Subsidiaries, identifies the ownership interest of each Subsidiary of the Company and sets forth the authorized capital stock and shares issued and outstanding of the Company and the Material Subsidiaries.

      SECTION 5.5. Consents, etc. The execution, delivery or performance in accordance with its terms of this Note by the Company does not (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of the Company, (ii) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than as contemplated hereunder) upon any of the properties or assets of the Company or any Subsidiary of the Company under any agreement, arrangement, lease, understanding, contract, instrument, loan, note, bond, mortgage, indenture, promise, undertaking or other commitment or obligation or Permit under which the Company or any Subsidiary of the Company is a party or by which any of their respective assets or properties owned and used are bound, that would, individually or in the aggregate, have a Material Adverse Effect on the Company or its Subsidiaries, taken as a whole or (iii) subject to the matters referred to in the next sentence, violate or give rise to the loss of a right or benefit, or create any obligation or liability under any statute, law, rule, regulation, order, judgment, injunction or award applicable to the Company or any Subsidiary of the Company, that would, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been obtained or made is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Note.

      SECTION 5.6. Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      SECTION 5.7. Survival. All representations and warranties made in this Note shall survive the execution and delivery of this Note.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

      SECTION 6.1. Event of Default. The term "Event of Default" shall mean any of the events set forth below:

      (a) Non-Payment of Obligations. The Company shall fail to make any payment of all or any portion of the Unpaid Amount as and when the same shall become due and payable, whether by acceleration or otherwise, which default shall continue uncured for 20 days.

      (b) Non-Performance of Certain Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 4.1, which default shall continue uncured for (x) 60 days with respect to a default under Sections 4.1(a), (b), (c) and (d) and (y) 10 days with respect to a default under Section 4.1(e).

      (c) Failure to Comply with Section 3.1(c). The Company shall fail to comply with the provisions of Section 3.1(c), which default shall continue uncured for 60 days.

      (d) Non-Performance of Section 4.2(d) and Section 4.2(h). The Company shall default in the due observance or performance of (i) the covenants set forth in Section 4.2(d) or (ii) the covenants set forth in Section 4.2(h).

      (e) Non-Performance of Certain Other Negative Covenants. The Company shall default in the due observance or performance of the covenants set forth in
Section 4.2 (other than Section 4.2(d) and Section 4.2(h)), which default shall continue uncured for 60 days.

      (f) Warranties and Representations. Any warranty and representation of the Company contained herein, when made, shall have been false or misleading in any material respect.

      (g) Reports and Information. Any report or information required to be delivered to the Holder under Article III or Article IV, when delivered, shall contain any material misstatement of fact or omit to state any material fact necessary, in light of the circumstances under which it is made, in order to make the statements therein not misleading in any material respect.

      (h) Cross-acceleration of the FLAC Holdings Notes. There is a default or event of default under the FLAC Holdings Notes which results in the acceleration of such Indebtedness prior to its maturity.

      (i) Cross-default There is a default or event of default under any other Indebtedness of the Company or any of its Subsidiaries in excess of $5,000,000,
(x) which default is caused by a failure to pay principal or interest thereon when due, after the expiration of any grace period provided for in the instrument evidencing such Indebtedness on the date of such default or (y) which results in the acceleration of such Indebtedness prior to its maturity, which default is not waived or shall continue uncured for 60 days.

      (j) Bankruptcy, Insolvency, etc. The occurrence of a Bankruptcy Event with respect to the Company or any Material Subsidiary.

      (k) Pre-Need Investments of Material Holders. Except as provided below, any of the Material Holders or their Affiliates (other than the Company or its Subsidiaries) shall make or hold any investment (other than through the Company or its Subsidiaries) (a "Pre-Need Investment") in another Person (a "Pre-Need Entity") that shall have in force pre-need insurance with an aggregate "funeral value" in excess of $20,000,000, except (and the term "Pre-Need Investment" shall not include) (x) investments in publicly traded entities in which such Material Holder or Affiliate thereof owns less than 5% of the outstanding common stock and (y) the investments currently owned by the Material Holders and their respective Affiliates as set forth on Exhibit E; provided, however, that the occurrence of the foregoing shall not constitute an Event of Default under this
Section 6.1(k) unless and until: (A) during the period of one year following the making or acquiring of such Pre-Need Investment, the pre-need life insurance business conducted by the relevant Pre-Need Entity has not been (a) disposed of,
(b) discontinued or (c) reinsured in its entirety (except as set forth in the proviso below) with the Company or one or more of the Company's Subsidiaries on terms that are no less favorable to the Company or such Subsidiary of the Company than would be available on an arms-length basis, provided, however, that the Pre-Need Entity may retain any portion of such pre-need business which is commercially impracticable to reinsure and still satisfy the exception set forth in this clause (c), and (B) within 90 days following the expiration of any such one-year period, the applicable Material Holder has failed either to divest herself or himself of such Pre-Need Investment or cease to be a Material Holder.

      Immediately upon the occurrence of any Event of Default, in addition to the remedies set forth in Section 6.2 and Section 6.3, the applicable rate of interest on the Unpaid Amount for the periods indicated in Section 2.2 will be increased by an additional 2% per annum, provided, however, that the maximum rate of interest payable on this Note shall not exceed the lesser of

12% per annum or the maximum rate allowed by applicable law and; provided, further, that from and after such date and time an Event of Default is no longer continuing, the rate of interest hereon shall thereupon revert for subsequent periods (until the occurrence of any subsequent Event of Default described in this paragraph upon which the interest rate shall again increase in accordance with this paragraph) to the rate of interest otherwise then applicable under
Section 2.2.

      SECTION 6.2. Action if Certain Event of Default. If any Event of Default described in Section 6.1, other than an Event of Default described in Section 6.1(h) or Section 6.1(j), shall occur at any time for any reason, whether voluntary or involuntary, then only after the FLAC Holding Notes have been repaid or retired, all obligations owing to XLCA have been satisfied in full in connection with the Securitization Financing and the XLCA Policies shall have terminated in accordance with their terms in connection with the Securitization Financing, the Holder may, upon notice to the Company, declare all or any portion of the Unpaid Amount to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full Unpaid Amount and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, presentment or any other act on the part of the Holder.

      SECTION 6.3. Action if Other Event of Default. (a) If any Event of Default under Section 6.1(h) shall occur at any time, whether voluntary or involuntary, the Holder may, upon notice to the Company, declare all or any portion of the Unpaid Amount to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full Unpaid Amount and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, presentment or any other act on the part of the Holder.

      (b) If any Event of Default under Section 6.1(j) shall occur at any time, whether voluntary or involuntary, the full Unpaid Amount and all other such obligations under this Note shall be and become immediately due and payable, without further notice, demand, presentment or any other act on the part of the Holder.

      SECTION 6.4. Issuance of Common Stock to Holder. If an Event of Default shall occur under (x) Section 6.1(a), (y) Section 6.1(e) (solely by reason of a default in the observance of Section 4.2(b)), or (z) under Section 6.1(d)(ii), then, in each such case, the Company shall forthwith issue to the Holder the number shares of Common Stock equal to the number of shares that would be issuable under the Warrant on such date (assuming, for purposes of this calculation only, that the Warrant is outstanding and has not been exercised in whole or in part on such date).

                                  ARTICLE VII

                             AMENDMENTS AND WAIVERS

      SECTION 7.1. Amendments. The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Company and the Holder.

      SECTION 7.2. Waiver. No failure or delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Holder shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

      SECTION 7.3. Payments. To the extent that the Company makes a payment or payments to the Holder, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                  ARTICLE VIII

                                  MISCELLANEOUS

      SECTION 8.1. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Holder shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Holder, respectively, whether so expressed or not.

      SECTION 8.2. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts. Each party (and each permitted assignee of any party) irrevocably submits to the jurisdiction of the courts of (and service of process in) the State of New York and agrees that any action or proceeding arising out of or relating to this Note may be brought and/or defended in such courts. In connection with any legal proceeding initiated by a party hereto against any other party hereto and arising out of this Note, the prevailing party shall be entitled to recover the reasonable attorney's fees and charges and other expenses of litigation incurred in connection with such legal proceeding from the other party. The provisions of this section shall survive the termination of this Note.

      SECTION 8.3. Specific Performance. The Company acknowledges and agrees that the remedy available at law for any breach of any covenant or obligation contained in this Note will or may be inadequate to compensate Holder for its damages and consequently, that Holder, in addition to any other relief available to it, shall be entitled to specific performance and other equitable relief against the Company without the necessity of proving actual damage or posting any bond whatsoever.

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      SECTION 8.4. Entire Agreement. This Note, and any other documents, agreements or instruments which are specifically stated to form a part of this Note or to relate thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties relating thereto. Except as otherwise provided in this Note, the rights and remedies of each party under this Note are cumulative and are not exclusive of any rights or remedies which the party may otherwise have at law or in equity.

      SECTION 8.5. Severability. If any term, covenant, condition or provision of this Note is determined by a final judgment to be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Note shall not be affected thereby; and each other term, covenant, condition and provision of this Note shall be valid and enforceable to the fullest extent permitted by law. This Note shall be construed without regard to any presumption requiring construction against the party drafting this Note. The captions of this instrument are for convenience and do not define or limit the provisions of this Note.

      SECTION 8.6. Notices. Any and all notices, demands or other communications (any such communication, a "notice") given or to be given under this Note shall be in writing and may be sent by registered or certified mail, return receipt requested, postage prepaid; by express mail; by hand delivery; or by national overnight courier service. All notices shall be addressed to the Holder at the below address or at such other address as the Holder may designate. Notices will be deemed given within 5 days after mailing, or upon receipt, whichever is earlier. Notwithstanding the forgoing, the Company (1) waives presentment, demand, protest or notice of any kind in connection with this Note and (2) agrees, in the event of an Event of Default (as defined above), to pay to the Holder, on demand, all reasonable costs and expenses (including reasonable legal fees) incurred in connection with the enforcement and collection of this Note.

                        If to the Company, to:

                        FFS Holdings, Inc.
                        c/o The Devlin Group
                        Falmouth, ME 04105
                        Fax:  (201) 781-7709
                        Attention:  Douglas Schair

                        with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY  10153
                        Fax:  (212) 310-8007
                        Attention: Thomas A. Roberts and Michael Nissan

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                        If to the Holder, to:

                        Hillenbrand Industries, Inc.
                        700 State Route 46 East
                        Batesville, IN 47006-8835
                        Fax:  (812) 934-8258
                        Attention:  Patrick DeMaynadier

                        with a copy to:

                        LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                        125 West 55th Street
                        New York, NY  10019
                        Fax: (212) 424-8500
                        Attention: Alexander M. Dye and Theodore LaPier

      SECTION 8.7. Waiver of Jury Trial. THE HOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE HOLDER OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER'S PURCHASING THIS NOTE.

      SECTION 8.8. Pledge. This Note has the benefit of and is secured by a pledge of all of the outstanding Capital Stock of LifeCo pursuant to a Stock Pledge Agreement.

      SECTION 8.9. Transfer Restrictions. Subject to Section 4.2(b)(ii), this
Note is non-transferable, other than to wholly-owned subsidiaries of Holder.

      SECTION 8.10. Interpretation. When a reference is made in this Note to an Article, a Section or Exhibit, such reference shall be to an Article of, Section of, or an Exhibit to, this Note unless otherwise indicated.

      IN WITNESS WHEREOF, this Note has been executed and delivered as of the date specified above by the duly authorized representative of the Company.

                                             FFS HOLDINGS, INC.

                                             By:
                                             Name:
                                             Title:

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                                    EXHIBIT A

                   PROCEDURES FOR CALCULATING ADJUSTED EQUITY

      As of the Issue Date, the Adjusted Equity shall be $70,000,000 (the "Initial Equity").

      On any date occurring after the Issue Date (the "Computation Date"), the Adjusted Equity shall equal:

      i.    the Initial Equity;

      ii.   plus or minus the difference between:

            1. the sum of the Statutory Surplus of the Insurance Subsidiaries in accordance with SAP ("Aggregate Statutory Surplus") as of the Issue Date; and

            2.    the Aggregate Statutory Surplus as of any Computation Date;

      iii. plus (or minus) the cumulative GAAP net income (loss) of the Company on an unconsolidated basis for the period from the Issue Date to the Computation Date, but only to the extent that such net income or loss is not already included in ii. or iv.;

      iv. plus (or minus) the cumulative GAAP net income (loss) of the Subsidiaries of the Company that are not Insurance Subsidiaries for the period from the Issue Date to the Computation Date;

      v. plus the total value of consideration received by the Company from the issuance of shares of its Capital Stock for the period from the Issue Date to the Computation Date;

      vi. plus the total value of consideration received by all Subsidiaries of the Company that are not Insurance Subsidiaries from the issuance of shares of Capital Stock or contributions to capital for the period from the Issue Date to the Computation Date;

      vii. minus the total value of consideration paid by the Company to acquire or redeem shares of its Capital Stock for the period from the Issue Date to the Computation Date;

      viii. minus the total value of consideration paid by all Subsidiaries of the Company that are not Insurance Subsidiaries to acquire or redeem shares of Capital Stock (other than to the Company or another Subsidiary) for the period from the Issue Date to the Computation Date;

      ix. plus the aggregate amount of dividends paid by an Insurance Subsidiary to a Subsidiary of the Company that is not an Insurance Subsidiary, but only to the extent that such dividends are not included in Adjusted Equity by operation of i. through viii. above.

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                                    EXHIBIT B

                         FORM OF PARTICIPATION AGREEMENT

                                      -25-
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                                    EXHIBIT C

                           SUBSIDIARIES OF THE COMPANY

                                      -26-
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                                    EXHIBIT D

               CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES

             CORPORATE STRUCTURE OF THE COMPANY AND ITS SUBSIDIARIES

                                      -27-
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                                    EXHIBIT E

      INVESTMENTS OWNED BY MATERIAL HOLDERS AND THEIR RESPECTIVE AFFILIATES

                                      -28-